Press Release

Exhibit 99.1

GOLDFIELD ANNOUNCES SECOND QUARTER RESULTS

MELBOURNE, Florida, August 14, 2007 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced results for the three and six months ended June 30, 2007.

Revenues for the six months ended June 30, 2007 were $11.2 million and the Company had an operating loss of $2.0 million, compared to revenues of $26.2 million and operating income of $3.4 million in the six months ended June 30, 2006.

Revenues for the three months ended June 30, 2007 were $1.4 million and the Company had an operating loss of $1.5 million, compared to revenues of $12.2 million and operating income of $1.5 million in the three months ended June 30, 2006.

Revenues in both the three months and six months ended June 30, 2007 reflect decreases in both the electrical construction segment and the real estate development segment. The decrease in the electrical construction segment revenues was primarily due to a slowdown in demand for the Company’s electrical construction services. The decrease in the real estate development segment revenues was due to the reversal of revenues previously recognized as a result of customers defaulting or providing notification of their intent to default on their contractual obligations to close the purchase of condominium units in the Pineapple House project, which was completed in June 2007.

For the three and six months ended June 30, 2007, the electrical construction segment had operating income of $875,000 and $684,000, respectively, compared to $2.1 million and $3.9 million, respectively, in the comparable prior year periods. The real estate development segment had operating losses of $1.7 million and $1.1 million, respectively, for the three and six months ended June 30, 2007, compared to operating income of $93,000 and $987,000, respectively, in the three and six months ended June 30, 2006. In both cases these decreases were primarily due to the same factors that affected revenues as described above and, with respect to the electrical construction segment, unanticipated costs associated with customer initiated delays arising during the course of certain of the Company’s current projects. In the real estate development segment there was a corresponding reversal of previously recognized cost of goods sold and selling expenses associated with the customer contract defaults.

Net loss for the six months ended June 30, 2007 was $1.5 million or $0.06 per share, compared to net earnings of $2.1 million or $0.08 per share in the comparable prior year period. Net loss for the three months ended June 30, 2007 was $1.1 million or $0.04 per share, compared to net earnings of $972,000 or $0.04 per share in the comparable prior year quarter.

Continuing deterioration in the Florida real estate market has adversely affected closings on existing contracts and marketing of remaining available units. If these market conditions continue, they will likely have an unfavorable impact on future sales, the commencement and development of new projects and the results of the real estate development operations.

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John H. Sottile, Goldfield’s President and Chief Executive Officer commented, “Although we are feeling the effects of the slowdown in the Florida real estate market, I am optimistic in the long run on the potential of Pineapple House for a number of reasons. The development is attractive, of high quality construction and combines enhanced amenities with an excellent location. Additionally, Pineapple House was completed on budget and in a timely manner. Furthermore, our carrying costs associated with the unsold units, including the construction debt related to the project, are well within our financial capability. With the building completed, we will be focusing our attention on marketing these exceptional residences.”

Mr. Sottile continued, “Turning to Southeast Power, our electrical construction segment, the first six month’s results were adversely affected by unanticipated costs associated with customer initiated delays arising during the course of our projects. These delays have had a disruptive and costly effect on operations. The delayed jobs are expected to re-commence in the fourth quarter of this year.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast. For additional information, please visit http://www.goldfieldcorp.com.

Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For example, electrical construction projects are generally subject to cancellation and, in the real estate segment, there can be no assurance that settlements of condominiums subject to contracts for sale will occur or that construction will progress as expected. For further details, see the Company's filings with the Securities and Exchange Commission.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email:  investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenue
Electrical construction	$6,658,079	$11,186,323	$14,012,121	$21,678,328
Real estate development	(5,303,303)	1,046,540	(2,848,870)	4,549,487
Total revenue	1,354,776	12,232,863	11,163,251	26,227,815

Costs and expenses
Electrical construction	4,946,406	8,460,325	11,748,110	16,583,534
Real estate development	(3,470,151)	827,489	(1,776,226)	3,148,918
Depreciation	765,770	628,120	1,508,118	1,227,411
Selling, general and administrative	606,362	819,774	1,657,333	1,918,129
Gain on sale of assets	(1,436)	(11,013)	(10,294)	(29,323)
Total costs and expenses	2,846,951	10,724,695	13,127,041	22,848,669
Total operating income (loss)	(1,492,175)	1,508,168	(1,963,790)	3,379,146

Other income (expense), net
Interest income	51,554	26,972	112,886	51,684
Interest expense, net	(99,060)	(62,965)	(178,705)	(99,957)
Other	53,364	110,128	62,513	113,622
Total other income (expenses), net	5,858	74,135	(3,306)	65,349

Income (loss) from operations
before income taxes	(1,486,317)	1,582,303	(1,967,096)	3,444,495

Income taxes (benefit)	(364,815)	609,831	(498,583)	1,327,533
Net income (loss)	$(1,121,502)	$972,472	$(1,468,513)	$2,116,962

Earnings (loss) per share of common stock -
basic and diluted	$(0.04)	$0.04	$(0.06)	$0.08

Weighted average number of common shares
outstanding – basic and diluted	25,451,354	25,572,192	25,451,354	25,572,192

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
ASSETS	2007	2006
Current assets
Cash and cash equivalents	$4,548,191	$6,801,600
Accounts receivable and accrued billings, net	4,147,221	4,908,511
Contracts receivable	3,279,600	10,623,909
Remediation insurance receivable	273,349	329,888
Current portion of notes receivable	50,143	41,453
Construction inventory	-	216,989
Real estate inventories	10,506,278	801,411
Costs and estimated earnings in excess of
billings on uncompleted contracts	2,473,264	2,358,738
Residential properties under construction	-	3,784,165
Prepaid expenses and other current assets	1,715,024	1,022,377
Total current assets	26,993,070	30,889,041

Property, buildings and equipment, at cost, net	10,866,696	9,465,378
Notes receivable, less current portion	375,099	407,409
Deferred charges and other assets	1,699,272	1,142,348
Total assets	$39,934,137	$41,904,176

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,899,164	$5,359,893
Billings in excess of costs and estimated
earnings on uncompleted contracts	-	24,444
Notes payable	9,916,477	8,663,768
Capital leases, due within one year	326,754	317,160
Current liabilities of discontinued operations	133,759	208,221
Total current liabilities	13,276,154	14,573,486

Deferred income taxes	465,400	861,400
Other accrued liabilities	24,416	20,821
Notes payable, less current portion	2,560,976	1,207,745
Capital leases, less current portion	729,956	894,976
Total liabilities	17,056,902	17,558,428
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	2,922,362	4,390,875
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	22,877,235	24,345,748
Total liabilities and stockholders' equity	$39,934,137	$41,904,176